UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 3, 2011 (May 27, 2011)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Credit Agreement

On May 27, 2011, SM Energy Company (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent (the “Agent”), and the institutions named therein as lenders.  The $2.5 billion Senior Secured Revolving Credit Facility provided for by the Credit Agreement (the “Revolving Credit Facility”) is secured by substantially all of the proved oil and natural gas properties of the Company.  The Credit Agreement replaces the Company’s Third Amended and Restated Credit Agreement with Wells Fargo Bank, National Association and certain other lenders, which would have matured on July 31, 2012.

The Revolving Credit Facility has a maximum facility amount of $2.5 billion, with total initial lender commitments of $1.0 billion.  The Revolving Credit Facility is scheduled to mature on May 27, 2016.  Borrowings under the Revolving Credit Facility will accrue interest, at the Company’s election, (i) at the Alternate Base Rate, plus a margin ranging from 0.50% to 1.50% or (ii) for LIBOR borrowings, at the Adjusted LIBO Rate, plus a margin ranging from 1.50% to 2.50%.  “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.  “Adjusted LIBO Rate” means the reserve-adjusted LIBO Rate for a given Interest Period, rounded upwards, if necessary, to the next 1/16 of 1%.  The undrawn portion of the total commitments will be subject to a commitment fee ranging from 0.375% to 0.50%.

The applicable margin and commitment fee is dependent upon borrowings relative to the then-effective borrowing base.  The initial borrowing base is $1.3 billion.  The borrowing base will be redetermined by the lenders at least semi-annually on each April 1 and October 1, beginning October 1, 2011.  The Company and the lenders may each request one unscheduled borrowing base redetermination between each scheduled redetermination, and the Agent is entitled to make a special redetermination of the borrowing base on March 15, 2012.  The borrowing base will also be reduced in certain circumstances upon any issuance of senior unsecured or subordinated debt, upon cancellation of certain hedging positions and as a result of certain asset sales.

The Revolving Credit Facility contains customary covenants including, but not limited to, (i) a minimum current ratio and a maximum leverage ratio and (ii) limitations on incurrence of indebtedness, liens on assets, dividends and redemptions, investments, transactions with affiliates, mergers and consolidations and sales of assets.  The Revolving Credit Facility also includes customary lending conditions, representations and warranties, events of default and indemnification provisions.

Affiliates of certain of the lenders under the Revolving Credit Facility have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

Gathering Agreement

On May 31, 2011, the Company entered into a Gas Gathering Agreement (“Gas Gathering Agreement”) with Regency Field Services LLC (“Regency”).  Pursuant to the Gas Gathering Agreement, the Company has dedicated all natural gas production from certain of the Company’s Eagle Ford shale assets and Regency will gather and process all natural gas production from such assets through gathering facilities and related equipment that Regency owns or to be constructed and completed (the “Facilities”) pursuant to mutually agreed upon development plans with the Company.  The terms of the Gas Gathering Agreement provide the Company with priority for scheduling and certain other purposes on the Facilities.  The term of the Gas Gathering Agreement runs for twenty years from the first day of the month following the month when the Company’s natural gas first flows through the Facilities.  The Company shall pay Regency specified fees per MMBtu or per Mcf, as applicable, for gathering, compression and treating services.  These fees are subject to escalation on an annual basis.  The Company may be required to make periodic deficiency payments to Regency for any shortfalls from specified minimum annual volume commitments; however, any volumes delivered in excess of such minimum volume commitments will be credited against the Company’s commitments for future periods.  In the event that no gas is delivered under the Gas Gathering Agreement, the Company’s aggregate deficiency payments will total approximately $216 million.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

Please see the discussion under Item 1.01 above, which is hereby incorporated by reference into this Item 2.03.

Item 7.01                      Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

On June 1, 2011, the Company issued a press release providing an update regarding certain of its divestitures and announcing that the Company had entered into the Credit Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibits are filed as part of this report:
	Exhibit 99.1	Press release of SM Energy Company dated June 1, 2011, entitled SM Energy Provides Divestiture Update and Announces Amended Credit Facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	June 3, 2011	By:	/s/ KELLY E. COLLINS
Kelly E. Collins
Director of Financial Reporting & Assistant Corporate Secretary